Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Diversified Restaurant Holdings, Inc.
Southfield, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 27, 2017, relating to the consolidated financial statements of Diversified Restaurant Holdings, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 25, 2016.
/s/ BDO USA, LLP
Troy, Michigan
July 13, 2017